Exhibit h.17

FOURTH AMENDMENT TO SECURITIES LENDING AGENCY AGREEMENT

This FOURTH Amendment (this “Amendment”) to the Securities Lending Agency Agreement is dated as of October 1, 2018, by and among Heartland Group, Inc., a registered investment company organized under the laws of Maryland (“Heartland Group”), and Brown Brothers Harriman & Co., a New York limited partnership (“BBH&Co.”), as acknowledged and agreed by Heartland Advisors, Inc., investment advisor to the Funds.

Reference is made to the Securities Lending Agency Agreement dated as of November 30, 2011 by and among Heartland Group and BBH&Co., as acknowledged and agreed by Heartland Advisors, Inc., as amended from time to time and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

Whereas, Heartland Group is an open-end management investment company registered under the Investment Company Act of 1940, as amended, which offers its shares in separate series, with each such series representing a separate and distinct pool of cash, securities, and other assets (Heartland Group on behalf of each of such series the “Fund” and collectively, the “Funds”);

WHEREAS, the Fund and BBH&Co. have agreed to make certain modifications to the terms of the Agreement as further detailed herein;

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.	Amendments to the Agreement

1.	The Agreement is hereby amended by deleting Schedule 2 in its entirety, and substituting therefor Schedule 2 attached hereto.

2.	The Agreement is hereby amended by deleting Schedule 6 in its entirety, and substituting therefor Schedule 6 attached hereto.

3.	The Agreement is further amended by renaming the first paragraph of Section 3 (Securities Loan Agreement) of the Agreement Section 3.1 Securities Loan Agreements with Approved Borrowers and by adding the following Section 3.2:

3.2	Consent to Amendment of Securities Loan Agreements and Other Action. The Fund agrees that BBH&Co. may (i) agree to amend any master securities loan agreement, master repurchase agreement and any other agreement entered into by BBH&Co. on behalf of the Fund pursuant to the terms of the Agreement, whether in the form of industry standard or bespoke agreements (the “Applicable Agreements”), including, but not limited to, agreeing to contractually acknowledge stays and overrides of default rights that would be applicable under special resolution regimes (“SRRs”) and the potential bail-in of liabilities under SRRs; (ii) adhere, on your behalf, to those certain protocols that are published by the International Swaps and Derivatives Association, Inc., including the ISDA Resolution Stay Jurisdictional Modular Protocol and any Jurisdictional Modules thereto, with respect to the Applicable Agreements; and/or (iii) take any other action on your behalf that BBH&Co., in its sole discretion, deems to be necessary to comply with the regulations related to the SRRs.

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B.	Miscellaneous

1.	Other than as amended hereby, the Agreement remains unchanged and in full force and effect. The Fund hereby ratifies and affirms all terms and provisions of the Agreement, as amended hereby.

2.	This Amendment shall be governed in accordance with the terms set forth in Section 26 of the Agreement.

3.	This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

HEARTLAND GROUP, INC.		BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Vinita Paul	By:	/s/ Keith Haberlin
Name:	Vinita Paul	Name:	Keith Haberlin
Title:	VP, CCO & Secretary	Title:	Managing Director

Acknowledged and agreed:
Heartland Advisors Inc.

By:	/s/ Nicole J. Best
Name:	Nicole J. Best
Title:	SVP, CFO & CAO

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SCHEDULE 2

Approved U.S. Borrowers

Bank of Nova Scotia (Houston Branch)

Barclays Capital Inc.

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

BNP Paribas, New York Branch

BofAML Securities, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

ING Financial Markets LLC

J.P. Morgan Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

National Financial Services LLC

Nomura Securities International Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

UBS Securities LLC

With respect to any Approved Borrower organized in Canada, the Fund authorizes BBH&Co. to take such action as BBH&Co. deems necessary to perfect the security interest in Collateral, including filing of financing statements.

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SCHEDULE 6

Authorized Persons

For the Fund:	For BBH&Co.:
William J. Nasgovitz	Keith Haberlin
William R. Nasgovitz	Marney McCabe
Nicole J. Best	Thomas Poppey
Vinita K. Paul
Kevin D. Clark

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